AGREEMENT AND PLAN OF REORGANIZATION

         THIS AGREEMENT AND PLAN OF REORGANIZATION (the "Agreement") is dated July 31, 1997, and is by and between Picometrix, Inc., a Delaware corporation (the "Company") and Interjet Net, Inc., a Nevada corporation ("Interjet").


                                 R E C I T A L S


         WHEREAS, the shareholders of Interjet ("Shareholders") own the shares of capital stock of Interjet as set forth in Schedule 1 attached hereto, constituting all of the issued and outstanding stock of Interjet (the "Interjet Shares");

         WHEREAS, the Company is a public company, required to file reports under Section 13 of the Securities Exchange Act of 1934 (the "Exchange Act");

         WHEREAS, the Company desires to acquire all of the Interjet Shares, and the Shareholders desire to exchange all of the Interjet Shares for shares of voting common stock of the Company, in a transaction that qualifies under
Section 368(a) (1)(B) of the Internal Revenue Code of 1986, as amended (the "Code").

                                A G R E E M E N T

         NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and in reliance upon the representations and warranties hereinafter set forth, the parties agree as follows:

I.  EXCHANGE OF THE SHARES AND CONSIDERATION

         1.01. Shares Being Exchanged. Effective at the closing of this Agreement (the
"Closing"), and subject to the terms and conditions of this Agreement the Shareholders shall as-sign, transfer and deliver to the Company all of the Interjet Shares which they own.

         1.02. Consideration. Subject to the terms and conditions of this Agreement, and in consideration of the assignment and delivery of Interjet Shares to the Company, the Company shall at Closing issue to the Shareholders a number of shares of voting common stock of the Company, $.001 par value per share (the "Company Shares"), equal to the number of shares set forth opposite the Shareholder's name on Schedule 1 attached hereto, and shall issue a total of 9,964,286 Company Shares;

         1.03. Closing. The Closing of the transaction contemplated by this Agreement (the "Closing") shall take place at the offices of Hand & Hand within 3 business days after the completion of the minimum offering described in
Section 6.01.

         1.04. Deliveries. Within 5 days of the execution and delivery of this Agreement, the parties are delivering the following documents:

                  1.04(a). The items and documents set forth in Sections 1.01 and 1.02.

                  1.04(b).  The Company Shares described in Section 1.02

                  1.04(c). The Company shall deliver the resignations of all of its current officers and directors, and a board resolution electing Jon. H. Marple, Mary E. Blake, and
         Brooks M. Freeman to the Board of Directors of the Company.

         1.05. Filings. Following with the Closing, the Company shall file the following documents:

                  1.05(a). A Current Report on Form 8-K with the U.S. Securities and Exchange Commission, reporting the transactions set forth in this Agreement, any change of auditors, or other events required to be reported in such report.

                  1.05(b). A Form 3 report of beneficial ownership with the U.S. Securities and Exchange Commission with respect to each director, executive officer or greater than 10% holder of Company Shares, signed by such director, executive officer or shareholder, as the case may be.

                  1.05(c). A Schedule 13D with the U.S. Securities and Exchange Commission for each person who is required to file such form as a result of obtaining greater than 5% beneficial ownership of the Company's Common Stock as a result of the transactions contemplated by this Agreement.

                  1.05(d). A Certificate of Amendment to the Certificate of Incorporation of the Company with the Delaware Secretary of State changing the name of the Company to "Interjet Net Corporation" or a similar name.

II.      REPRESENTATIONS AND WARRANTIES OF INTERJET

         Interjet represents and warrants to the Company as follows, as of the date of this Agreement and as of the Closing:

         2.01.  Organization.

                  2.01(a). Interjet is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada; Interjet has the corporate power and authority to carry on its business as presently conducted; and Interjet is qualified to do business in all jurisdictions where the failure to be so qualified would have a material adverse effect on its business.

         2.02.  Capitalization.

                  2.02(a). The authorized capital stock and the issued and outstanding shares of Interjet is as set forth on Exhibit 2.02(a). All of the issued and outstanding shares of Interjet are duly authorized, validly issued, fully paid and nonassessable.

                  2.02(b). Except as set forth in Exhibit 2.02(b) there are no outstanding options, warrants, or rights to purchase any securities of Interjet.

         2.03. Subsidiaries and Investments. Interjet does not own any capital stock or have any interest in any corporation, partnership or other form of business organization, except as described in Exhibit 2.03 hereto.

         2.04. Financial Statements. The unaudited financial statements of Interjet as of and for the period inception to June 30, 1997, including the unaudited balance sheet as of June 30, 1997 and the related unaudited statement of operations for the period then ended (the "Financial Statements") present fairly the financial position and results of operations of Interjet, on a consistent basis. The financial records of Interjet are of such a character and quality that an unqualified (except as to going concern) audit of the Interjet Financial Statements may be performed within 75 days of the Closing.

         2.05. No  Undisclosed  Liabilities.  Other than as described in Exhibit
2.05 attached hereto, Interjet is not subject to any material liability or obligation of any nature, whether absolute, accrued, contingent, or otherwise and whether due or to become due, which is not reflected or reserved against in the Financial Statements, except those incurred in the normal course of business.

         2.06. Absence of Material Changes. Since June 30, 1997, except as described in any
Exhibit attached hereto or as required or permitted under this Agreement, there has not been:

                  2.06(a). any material adverse change in the condition (financial or otherwise) of the properties, assets, liabilities or business of Interjet, except changes in the ordinary course of business which, individually and in the aggregate, have not been materially adverse;

                  2.06(b). any redemption, purchase or other acquisition of any shares of the capital stock of Interjet, or any issuance of any shares of capital stock or the granting, issuance or exercise of any rights, warrants, options or commitments by Interjet relating to their authorized or issued capital stock; or

                  2.06(c). any change or amendment to the Articles of Incorporation of Interjet.

         2.07. Litigation. Except as set forth in Exhibit 2.07 attached hereto, there is no litigation, proceeding or investigation pending or threatened against Interjet affecting any of its properties or assets against any officer, director, or stockholder of Interjet that might result, either in any case or in the aggregate, in any material adverse change in the business, operations, affairs or condition of Interjet or its properties or assets, or that might call into question the validity of this Agreement, or any action taken or to be taken pursuant hereto.

         2.08. Title To Assets. Interjet has good and marketable title to all of its assets and properties now carried on its books including those reflected in the balance sheets contained in the Financial Statements, free and clear of all liens, claims, charges, security interests or other encumbrances, except as described in Exhibit 2.08 attached hereto or any other Exhibit.

         2.09.  Transactions with Affiliates, Directors and Shareholders.
 Except as set forth
in Exhibit 2.09 attached hereto, there are and have been no contracts, agreements, arrangements
or  other  transactions  between  Interjet,   and  any  officer,   director,  or
stockholder of Interjet, or any corporation or other entity controlled by the Shareholders, a member of the Shareholders' families, or any affiliate of the Shareholders.

         2.10. No Conflict. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not conflict with or result in a breach of any term or provision of, or constitute a default under, the Articles of Incorporation or Bylaws of Interjet, or any agreement, contract or instrument to which Interjet is a party or by which it or any of its assets are bound.

         2.11. Disclosure. To the actual knowledge of Interjet, neither this Agreement, the Financial Statements nor any other agreement, document, certificate or written or oral statement furnished to the Company by or on behalf of Interjet in connection with the transactions contemplated hereby, contains any untrue statement of a material fact or when taken as a whole omits to state a material fact necessary in order to make the statements contained herein or therein not misleading.

         2.12. Authority. Interjet has full power and authority to enter into this Agreement and to carry out the transactions contemplated herein. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, have been duly authorized and approved by the Board of Directors of Interjet and no other corporate proceedings on the part of Interjet are necessary to authorize this Agreement and the transactions contemplated hereby.

III.  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         The Company hereby represents and warrants to Interjet as follows, as of the date of this Agreement and as of the Closing:

         3.01.  Organization.

                  3.01(a). The Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware; has the corporate power and authority to carry on its business as presently conducted; and is qualified to do business in all jurisdictions where the failure to be so qualified would have a material adverse effect on the business of the Company.

                  3.01(b). The copies of the Certificate of Incorporation, of the Company, as certified by the Secretary of State of Delaware, and the Bylaws of the Company are complete and correct copies of the Certificate of Incorporation and the Bylaws of the Company as amended and in effect on the date hereof. All minutes of meetings and actions in writing without a meeting of the Board of Directors and shareholders of the Company are contained in the minute book of the Company and no minutes or actions in writing without a meeting have been included in such minute book since such delivery to Interjet that have not also been delivered to Interjet.

         3.02. Capitalization of the Company. The authorized capital stock of the Company consists of 20,000,000 shares of Common Stock, par value $.001 per share, of which 579,600 shares are outstanding, and 1,000,000 shares of preferred stock, none of which is outstanding. All outstanding shares are duly authorized, validly issued, fully paid and non-assessable. Following the issuance of Company Shares and a forward stock split described in Section 6.02, and the placements described in
Section 6.01, the capitalization of the Company shall be 12,000,513 shares of common stock.

         3.03. Subsidiaries and Investments. The Company does not own any capital stock or have any interest in any corporation, partnership, or other form of business organization.

         3.04. Authority. The Company has full power and authority to enter into this Agreement and to carry out the transactions contemplated herein. The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby, and the issuance of the Company Shares in accordance with the terms hereof, have been duly authorized and approved by the Board of Directors of the Company and no other corporate proceedings on the part of Company are necessary to authorize this Agreement, the transactions contemplated hereby and the issuance of the Company Shares in accordance with the terms hereof.

         3.05.  No Undisclosed Liabilities.  Other than as described in Exhibit
 3.05 attached
hereto, the Company is not subject to any material liability or obligation of any nature, whether absolute, accrued, contingent, or otherwise and whether due or to become due.

         3.06. Litigation. There is no litigation, proceeding or investigation pending or to the knowledge of the Company, threatened against the Company affecting any of its properties or assets, or, to the knowledge of the Company, against any officer, director, or stockholder of the Company that might result, either in any case or in the aggregate, in any material adverse change in the business, operations, affairs or condition of the Company or any of its properties or assets, or that might call into question the validity of this Agreement, or any action taken or to be taken pursuant hereto.

         3.07. Title To Assets. The Company has good and marketable title to all of its assets and properties now carried on its books including those reflected in the balance sheet contained in the Company's financial statements, free and clear of all liens, claims, charges, security interests or other encumbrances, except as described in the balance sheet included in the Com-pany's financial statements or on any Exhibits attached hereto.

         3.08. Contracts and Undertakings. Exhibit 3.08 attached hereto contains a list of all contracts, agreements, leases, licenses, arrangements, commitments and other undertakings to which the Company is a party or by which it or its property is bound. Each of said contracts, agreements, leases, licenses, arrangements, commitments and undertakings is valid, binding and in full force and effect. The Company is not in material default, or alleged to be in material default, under any contract, agreement, lease, license, commitment, instrument or obligation and, to the knowledge of the Company, no other party to any contract, agreement, lease, license, commitment, instrument or obligation to which the Company is a party is in default thereunder nor, to the knowledge of the Company, does there exist any condition or event which, after notice or lapse of time or both, would constitute a default by any party to any such contract, agreement, lease, license, commitment, instrument or obligation.

         3.09. Underlying Documents. Copies of all documents described in any Exhibit attached hereto (or a summary of any such contract, agreement or commitment, if oral) have
been made available to Interjet and are complete and correct and include all amendments, supplements or modifications thereto.

         3.10. Transactions with Affiliates, Directors and Shareholders. Except as set forth in Exhibit 3.10 hereto, there are and have been no contracts, agreements, arrangements or other transactions between the Company, and any officer, director, or 5% stockholder of the Company, or any corporation or other entity controlled by any such officer, director or 5% stockholder, a member of any such officer, director or 5% stockholder's family, or any affiliate of any such officer, director or 5% stockholder.

         3.11. No Conflict. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not conflict with or result in a breach of any term or provision of, or constitute a default under, the Certificate of Incorporation or Bylaws of the Company, or any agreement, contract or instrument to which the Company is a party or by which it or any of its assets are bound.

         3.12. Disclosure. To the actual knowledge of the Company, neither this Agreement nor any other agreement, document, certificate or written or oral statement furnished to Interjet and the Shareholders by or on behalf of the Company in connection with the transactions contemplated hereby, contains any untrue statement of a material fact or when taken as a whole omits to state a material fact necessary in order to make the statements contained herein or therein not misleading.

         3.13. Financial Statements. The financial statements of the Company set forth in its Form 10K-SB for the year ended March 31, 1997 and its Form 10-QSB for the quarter ended June 30, 1997 present fairly the financial position and results of operations of the Company, on a consistent basis.

         3.14. Absence of Material Changes. Since June 30, 1997, except as described in any
Exhibit hereto or as required or permitted under this Agreement, there has not been:

                  3.14(a). any material change in the condition (financial or otherwise) of the properties, assets, liabilities or business of Company, except changes in the ordinary course of business which, individually and in the aggregate, have not been materially adverse.

                  3.14(b). any redemption, purchase or other acquisition of any shares of the capital stock of Company, or any issuance of any shares of capital stock or the granting, issuance or exercise of any rights, warrants, options or commitments by Interjet relating to their authorized or issued capital stock.

                  3.14(c). any amendment to the Certificate of Incorporation of Company.

IV.      SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS

         All representations, warranties and covenants of the Company and Interjet contained herein shall survive the consummation of the transactions contemplated herein and remain in full force and effect.

V.  CONDITIONS TO CLOSING

         5.01. Conditions to Obligation of Interjet. The obligations of Interjet under this
Agreement shall be subject to each of the following conditions:

                  5.01(a). The representations and warranties of Company herein contained shall be true in all material respects at the Closing with the same effect as though made at such time. Company shall have performed in all material respects all obligations and complied in all material respects, to its actual knowledge, with all covenants and conditions required by this Agreement to be performed or complied with by it at or prior to the Closing.

                  5.01(b). No injunction or restraining order shall be in effect, and no action or proceeding shall have been instituted and, at what would otherwise have been the Closing, remain pending before a court to restrain or prohibit the transactions contemplated by this Agreement.

                  5.01(c). All statutory requirements for the valid consummation by Company of the transactions contemplated by this Agreement shall have been fulfilled. All authorizations, consents and approvals of all governments and other persons required to be obtained in order to permit consummation by Company of the transactions contemplated by this Agreement shall have been obtained.

         5.02. Conditions to Obligations of Company. The obligation of Company under this
Agreement shall be subject to the following conditions:

                  5.02(a). The representations and warranties of Interjet herein contained shall be true in all material respects as of the Closing, and shall have the same effect as though made at the Closing; Interjet shall have performed in all material respects all obligations and complied in all material respects, to its actual knowledge, with all covenants and conditions required by this Agreement to be performed or complied with by it prior to the Closing.

                  5.02(b). No injunction or restraining order shall be in effect prohibiting this Agreement, and no action or proceeding shall have been instituted and, at what would otherwise have been the Closing, remain pending before the court to restrain or prohibit the transactions contemplated by this Agreement.

                  5.02(c). All statutory requirements for the valid consummation by Interjet of the transactions contemplated by this Agreement shall have been fulfilled. All authorizations, consents and approvals of all governments and other persons required to be obtained in order to permit consummation by Interjet of the transactions contemplated by this Agreement shall have been obtained.

VI.      CERTAIN AGREEMENTS

         6.01. Private Placement. The Company shall immediately commence the preparation of a private placement memorandum to sell 680,000 shares of Common Stock, at a (post-split) net price of $1.95 per share. The minimum offering shall be for 300,000 Shares. The Company shall rely on information provided by Interjet in the preparation of such private placement memorandum. Interjet agrees to indemnify the Company and persons who control the Company for any false statement of a material fact or the omission of any material fact required to be included to make the statements made in the memorandum not misleading, related to Interjet. The Company agrees to indemnify Interjet and persons who control Interjet for any false statement of a material fact or the omission of any material fact required to be included to make the statements made in the memorandum not misleading, related to the Company. The parties acknowledge, however, that it is the position of the Securities and Exchange Commission that indemnification for liabilities under the federal securities laws is against public policy and is unenforceable.

         6.02. Forward Stock Split. Immediately prior to the Closing, Jehu Hand shall convert his $1,555 note payable into 155,000 (pre-split) shares of common stock and the Company shall effect a 2.33993635 for 1 forward stock split, resulting in approximately 1,356,227 Shares outstanding.

         6.03. Reporting Requirements. The Company shall file all reports required by Section 13 of the Securities Exchange Act of 1934 and shall maintain its books and records in accordance with Sections 12 and 13 thereof. The parties agree that the failure of the Company to make such filings with the Securities and Exchange Commission shall constitute a material breach of this Agreement.

VII.     MISCELLANEOUS

         7.01. Finder's Fees, Investment Banking Fees. Neither Interjet nor the Company have retained or used the services of any person, firm or corporation in such manner as to require the payment of any compensation as a finder or a broker in connection with the transactions contemplated herein.

         7.02. Tax Treatment. The transaction contemplated hereby is intended to qualify as a so-called "tax-free" reorganization under the provisions of Section 368 of the Internal Revenue Code. The Company and Interjet acknowledge, however, that they each have been represented by their own tax advisors in connection with this transaction; that neither has made any representation or warranty to the other with respect to the treatment of such transaction or the effect thereof under applicable tax laws, regulations, or interpretations; and that no attorney's opinion or private revenue ruling has been obtained with respect to the effects thereof under the Internal Revenue Code of 1986, as amended.

         7.03. Further Assurances. From time to time, at the other party's request and without further consideration, each of the parties will execute and deliver to the others such documents and take such action as the other party may reasonably request in order to consummate more effectively the transactions contemplated hereby.

         7.04. Parties in Interest. Except as otherwise expressly provided herein, all the terms and provisions of this Agreement shall be binding upon, shall inure to the benefit of and shall be enforceable by the respective heirs, beneficiaries, personal and legal representatives, successors and assigns of the parties hereto.

         7.05. Entire Agreement; Amendments. This Agreement, including the Schedules, Exhibits and other documents and writings referred to herein or delivered pursuant hereto, which form a part hereof, contains the entire understanding of the parties with respect to its subject matter. There are no restrictions, agreements, promises, warranties, covenants or undertakings other than those expressly set forth herein or therein. This Agreement supersedes all prior agreements and understandings between the parties with respect to its subject matter. This Agreement may be amended only by a written instrument duly executed by the parties or their respective successors or assigns.

         7.06. Headings, Etc. The section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretations
of this Agreement.

         7.07. Pronouns. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine or neuter, singular or plural, as the identity of the person, persons,
entity or entities may require.

         7.08. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

         7.09. Governing Law. This Agreement shall be governed by the laws of the State of
California (excluding conflicts of laws principles) applicable to contracts to be performed in the
State of California.

         IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the parties hereto as the date first above written.

PICOMETRIX, INC.                                          INTERJET NET, INC.


By:                                             By:
Name:                                           Name:
Title:                                          Title:


                                   SCHEDULE I


                                                      NUMBER OF SHARES                NUMBER OF
                                                         OF INTERJET                  SHARES OF
                                                        COMMON STOCK                   COMPANY
      NAMES OF                                            OWNED AND                 COMMON STOCK
    SHAREHOLDERS                                       TO BE DELIVERED              TO BE RECEIVED

  Mary E. Blake                                           961.1111                    8,650,000
  William J. Lewis,
    Trustee of the Watchman Trust                          38.8889                      350,000
  Lori F. Birchall C/F Kevin B. Fish                        2.8635                       25,771
  Lori F. Birchall C/F Candace L. Fish                      2.8635                       25,771
  Lori F. Birchall C/F Marci L. Fish                        2.8635                       25,771
  Lori F. Birchall C/F Ryan A. Fish                         2.8635                       25,771
  Gregory M. Fish                                           2.8635                       25,771
  Keri F. and Matthew S. Burrows                            1.9048                       17,143
  Lori F. and Heath T. Birchall - JTWROS                    3.1746                       28,571
  David D. and Julia F. Thompson - JTWROS                    .9524                        8,571
  Patricia B. Fish                                          2.2222                       20,000
  Greenhead Investments Corp.                               1.1111                       10,000
  Ryan G. Taylor                                            5.5556                       50,000
  John Rice                                                 7.9365                       71,429
  John Paskett                                              1.5873                       14,286
 Brent Olson                                               11.9048                      107,145
  Kenneth Goggia                                            3.1746                       28,571
  Stuart and Melissa Wright - JTWROS                        3.9683                       35,714
  Mona F. Hewlett                                           1.5873                       14,286
  Lowell Black                                             11.0000                       99,000
  John Wilding                                              1.5873                       14,286
  Bruce Hall                                                4.2857                       38,571
  Rebecca H. Johnson                                         .4762                        4,286
  Louis Wong                                                1.5873                       14,286
  Lynn Anderson                                             4.7619                       42,857
  John W. Prevatt                                           4.7619                       42,857
  Marshall S. Blackham                                      3.9683                       35,714
  Kerry Brand                                               3.9683                       35,714
  Todd K. Hewlett                                           1.5873                       14,286
  Angus U. Blackham                                         1.5873                       14,286
  Douglas A. & Valerie B. Whitaker                           .6349                        5,715
  Ronald E. & Sonya G. Orton                                3.1746                       28,571
  Thomas S. & Alane Costanzo                                2.7778                       25,000
  Timothy R. & Jean Stephanie Smith                         1.5873                       14,286

     Totals                                             1,107.1429                    9,964,286

